Exhibit 1.1

UNDERWRITING AGREEMENT
AMERICAN CAPITAL AGENCY CORP.
(a Delaware corporation)
6,000,000 Shares
8.000% Series A Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 Per Share)

Dated: March 29, 2012

AMERICAN CAPITAL AGENCY CORP.
(a Delaware corporation)
6,000,000 Shares
8.000% Series A Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 Per Share)
UNDERWRITING AGREEMENT
March 29, 2012
Citigroup Global Markets Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

As Representatives of the several Underwriters

Ladies and Gentlemen:
American Capital Agency Corp., a Delaware corporation (the “Company”) and American Capital AGNC Management, LLC, a Delaware limited liability company and manager of the Company (the “Manager”), confirm their agreement with each of the Underwriters named in Schedule I hereto (collectively, the “Underwriters,” which term shall also include any underwriter hereinafter substituted as provided in Section 10 hereof), for whom Citigroup Global Markets Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives (in such capacity, if and as applicable, the “Representatives”), with respect to (i) the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of 6,000,000 shares of 8.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share, of the Company (“Series A Stock”), a series of the Company's preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of 900,000 additional shares of Series A Stock. The aforesaid 6,000,000 shares of Series A Stock (the “Initial Securities”) to be purchased by the Underwriters and all or any part of the 900,000 shares of Series A Stock subject to the option described in Section 2(b) hereof (the “Option Securities”) are hereinafter called, collectively, the “Securities.”
The Company and the Manager understand that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

Section 1.Representations and Warranties.

(a)Representations and Warranties by the Company. The Company represents and warrants to each Underwriter as of the date hereof, as of the Applicable Time referred to in Section 1(a)(iv) hereof, as of the Closing Time referred to in Section 2(c) hereof, and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:

(i)Compliance with Registration Requirements. The Company has filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S‑3 (File No. 333‑170374) under the Securities Act of 1933, as amended (the “1933 Act”), in respect of the Preferred Stock (including the Securities) on November 4, 2010, which contains a base prospectus, to be used in connection with the public offering and sale of the Securities; the Company satisfies all eligibility requirements for use of Form S‑3 as contemplated by such registration statement and this Agreement; such registration statement became effective under the 1933 Act upon filing; the Company has complied to the Commission's satisfaction with all requests of the Commission for additional or supplemental information with respect to such registration statement or otherwise; no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Company, threatened by the Commission, and no notice of objection of the Commission to the use of such form of registration statement or any post-effective amendment thereto has been received by the Company (the base prospectus filed as part of such registration statement, in the form in which it was filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”); the various parts of such registration statement, including all exhibits thereto and any prospectus supplement or prospectus relating to the Securities that is filed with the Commission and deemed by virtue of Rule 430B under the 1933 Act to be part of such registration statement (any such information that was omitted from such registration statement at the time it became effective but that was deemed to be a part and included in such registration statement pursuant to Rule 430B under the 1933 Act is referred to as “430B Information”), each as amended at each time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”; each preliminary prospectus used in connection with the offering of the Securities that omitted Rule 430B Information, including the related Basic Prospectus in the form first filed by the Company pursuant to Rule 424(b) under the 1933 Act is herein called, a “Preliminary Prospectus”; the final prospectus supplement specifically relating to the Securities prepared and filed with the Commission pursuant to Rule 424(b) under the 1933 Act is hereinafter called the “Prospectus Supplement”; the Basic Prospectus, as amended and supplemented by the Prospectus Supplement, is hereinafter called the “Prospectus”; any reference herein to the Basic Prospectus, each Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S‑3 under the 1933 Act; provided, however, that no representation or warranty included in any exhibit to any such incorporated document, other than the representations and warranties contained herein, is deemed to be made to you; any reference to any amendment or supplement to the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement or base prospectus relating to the Securities filed with the Commission pursuant to Rule 424(b) under the 1933 Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and incorporated therein, in each case after the date of the Basic Prospectus, each Preliminary Prospectus or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the 1934 Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement.

(ii)No order preventing or suspending the use of the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission and no proceeding for any of those purposes have been instituted or are pending or, to the knowledge of the Company (without further inquiry), contemplated. The Registration Statement and any post-effective amendments thereto, at the time of filing thereof and at the time it became effective, as applicable, complied and will comply in all material respects to the requirements of the 1933 Act and the rules and regulations of the Commission thereunder (the “1933 Act Regulations”) and did not and will not, at the time it became effective for purposes of Section 11 of the 1933 Act, as such section applies to the Underwriters, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iii)Neither the Prospectus nor any supplements thereto (including any prospectus wrapper), at the time the Prospectus or any such supplement was issued and at the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iv)For the purposes of this Agreement, the “Applicable Time” means 5:00 p.m. (New York City time) on March 29, 2012; the applicable Issuer General Use Free Writing Prospectus(es) issued at or prior to the Applicable Time and each Preliminary Prospectus issued at or prior to the Applicable Time, as most recently amended or supplemented immediately prior to the Applicable Time, taken together (collectively, and, with respect to any Securities, together with the information included on the Pricing Term Sheet (as hereinafter defined), all considered together, the “General Disclosure Package”) as of the Applicable Time, the Closing Time and each Date of Delivery (if any), does not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each such Issuer Limited Use Free Writing Prospectus, as supplemented by and taken together with the General Disclosure Package as of such Applicable Time, the Closing Time and each Date of Delivery (if any), will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:
“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company's records pursuant to Rule 433(g).
“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule II hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.
The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the General Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with the Underwriter Content (as hereinafter defined).
(v)Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the issuer notified or notifies the Representatives as described in Section 3(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, any Preliminary Prospectus, the Prospectus Supplement, the Prospectus, or other prospectus deemed to be a party thereof (including any document incorporated by reference therein) that has not been superseded or modified.

(vi)Incorporation of Documents by Reference. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, at the time they were or hereinafter filed with the Commission, as the case may be, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”).

(vii)Ineligible Issuer. As of the date of this Agreement (with such date being used as the determination date for purposes of this clause), the Company is not an ineligible issuer (as defined in Rule 405 under the 1933 Act), without taking account of any determination by the Commission pursuant to Rule 405 under the 1933 Act that it is not necessary that the Company be considered an ineligible issuer (as defined in Rule 405 under the 1933 Act).

(viii)Independent Accountants. Ernst & Young LLP, who certified the financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent public accounting firm as required by the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, and the Public Company Accounting Oversight Board (United States).

(ix)Financial Statements. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders' equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The selected financial data included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein and was compiled on a basis consistent with that of the audited financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus. Any disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the 1934 Act and Item 10 of Regulation S‑K under the 1933 Act, to the extent applicable. The interactive data in Extensible

Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission's rules and guidelines applicable thereto.

(x)No Material Adverse Change in Business. Since the respective dates as of which information is given in the General Disclosure Package or the Prospectus (in each case exclusive of any amendments or supplements thereto subsequent to their respective dates), except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings and business affairs or business prospects of the Company together with its consolidated subsidiaries, all of which are listed on Schedule III attached hereto (each, a “Subsidiary,” and collectively, the “Subsidiaries”), considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise, (C) there has been no obligation, contingent or otherwise, directly or indirectly incurred by the Company or any of its Subsidiaries considered as one enterprise that could reasonably be likely to have a Material Adverse Effect and (D) except for regular quarterly dividends on the Common Stock (as hereinafter defined) in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(xi)Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure, individually or in the aggregate, so to qualify or to be in good standing would not result in a Material Adverse Effect.

(xii)Good Standing of Subsidiaries. Each Subsidiary is duly incorporated or organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, and to consummate the transactions contemplated hereby. Each Subsidiary is duly qualified as a foreign corporation, limited liability company, partnership or trust to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued and outstanding equity interests in each Subsidiary have been duly authorized and validly issued, are fully paid and non‑assessable and are owned by the Company, directly or indirectly, free and clear of any security interests, mortgages, pledges, liens, encumbrances, claims or equitable interests; none of the outstanding equity interests in any Subsidiary was issued in violation of, or subject to, any preemptive right, co‑sale right, registration right, right of first refusal or other similar rights of equity holders or any other person arising by operation of law, under the organizational documents of each Subsidiary, under any agreement to which any Subsidiary is a party or otherwise. The Company does not own or control, directly or indirectly, any equity interest in any corporation, joint venture, limited liability company, association or other entity other than the Subsidiaries. The Company does not, and did not as of December 31, 2011, have any “significant subsidiaries” (as defined in Rule 1‑02(w) of Regulation S‑X).

(xiii)Capitalization. As of March 28, 2012, (A) 300,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) of the Company, were authorized for issuance, of which 299,992,970 shares were issued and outstanding, and (B) 10,000,000 shares of preferred stock, par value $0.01 per share of the Company were authorized for issuance, none of which were issued or outstanding. The issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock was issued in violation of the preemptive or other similar rights of any security holder of the Company. Upon completion of the issuance and sale of the Securities pursuant to this Agreement, the capitalization of the Company will be as set forth in the Prospectus in the column entitled “As adjusted for this offering” under the caption “Capitalization.” Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there are no outstanding (A) securities or obligations of the Company or any of the Subsidiaries convertible into or exchangeable for any equity interests of the Company or any such Subsidiary, (B) warrants, rights or options to subscribe for or purchase from the Company or any such Subsidiary any such equity interests or any such convertible or exchangeable securities or obligations or (C) obligations of the Company or any such Subsidiary to issue any equity interests, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options. The Company has applied to have the Securities authorized for trading on the Nasdaq Global Select Market (“Nasdaq”).

(xiv)Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement conforms in all material respects to the description thereof in the Registration Statement, the General Disclosure Package and the Prospectus.

(xv)Authorization and Description of Securities. The Securities have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement, and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable; the Securities and the Common Stock issuable upon conversion of the Securities conform in all material respects to all statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus and such descriptions conform to the rights set forth in the instruments defining the same; no holder of the Securities will be subject to personal liability by reason of being such a holder and the issuance of the Securities is not subject to any preemptive or other similar rights of any security holder of the Company. The certificate of designation designating the rights and preferences of the Series A Stock (the “Certificate of Designation”) will be in full force and effect on or prior to the Closing Time and any Date of Delivery and has been filed with the Secretary of State of the State of Delaware (the “SOS”) and will comply with all applicable requirements under the Delaware General Corporation Law.

(xvi)Absence of Defaults and Conflicts. The Company is not in violation of its Amended and Restated Certificate of Incorporation (“Charter”) or its Amended and Restated Bylaws (“Bylaws”). No Subsidiary is in violation of its organizational documents (including, without limitation, partnership and limited liability company agreements). Neither the Company nor any of its Subsidiaries is in default in the performance or observance (nor has any event occurred which with notice, lapse of time or both would constitute a default in the observance or performance) of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary may be bound, or to which any of the property or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the Charter or Bylaws of the Company or the organizational documents of any Subsidiary (including, without limitation, partnership and limited liability company operating agreements), any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any Subsidiary or any of their assets, properties or operations. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Subsidiary.

(xvii)Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company (without further inquiry), threatened, against or affecting the Company or any Subsidiary, which is required to be disclosed in the Registration Statement, the General Disclosure Package or the Prospectus (other than as disclosed therein), or which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Company or any Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, would not, individually or in the aggregate, result in a Material Adverse Effect.

(xviii)Accuracy of Exhibits. There are no contracts or documents that are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been described in all material respects and filed as required by Item 601(b) of Regulation S‑K under the 1933 Act. The copies of all contracts, agreements, instruments and other documents (including governmental licenses, authorizations, permits, consents and approvals and all amendments or waivers relating to any of the foregoing) that have been furnished to the Underwriter or its counsel are complete and genuine and include all material collateral and supplemental agreements thereto.

(xix)Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is required in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws or the rules of the Financial Industry Regulatory Authority, Inc. (the “FINRA”).

(xx)Absence of Manipulation. Other than permitted activity pursuant to Regulation M under the 1934 Act, neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), has taken, nor will the Company or any of its Affiliates take, directly or indirectly, any action that is designed to, has constituted or would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(xxi)Possession of Licenses and Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them as described in the Registration Statement, the General Disclosure Package and the Prospectus (collectively, the “Intangibles”), except where the failure so to possess is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Intangibles, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect; all of the Intangibles are valid and in full force and effect, except when the invalidity of such Intangibles or the failure of such Intangibles to be in full force and effect is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect; the Company and its Subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such Intangibles which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be reasonably likely to result in a Material Adverse Effect; the Company and its Subsidiaries have not violated or received written notice of any infringement of or conflict with (and the Company does not know of any such infringement of or conflict with) asserted rights of others with respect to any such Intangibles, except where the infringement of or conflict with is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.

(xxii)Personal Property. Neither the Company nor any Subsidiary owns any real property or holds any real property lease. The Company and its Subsidiaries have good title to all personal property, if any, owned by them, in each case, free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and defects, except as are disclosed in the Registration Statement, the General Disclosure Package and the Prospectus or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(xxiii)Investment Company Act. The Company is not required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxiv)Registration Rights. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus or which have been waived, there are no persons with registration or other similar rights to have any equity or debt securities, including securities that are convertible into or exchangeable for equity securities, registered pursuant to the Registration Statement or otherwise registered by the Company under the 1933 Act; no person has a right of participation, first refusal or similar right with respect to the sale of the Securities by the Company.

(xxv)Accounting Controls and Disclosure Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) receipts and expenditures are being made only in accordance with management's general or specific authorization; (D) access to assets is permitted only in accordance with management's general or specific authorization; and (E) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Company's most recent audited fiscal year, there has been (A) no material weakness in the Company's internal control over financial reporting (whether or not remediated) and (B) no change in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. The Company and its Subsidiaries, considered as one enterprise, have established and currently maintain disclosure controls and procedures that comply with Rule 13a‑15 under the 1934 Act and the Company has determined that such disclosure controls and procedures are effective in compliance with Rule 13a‑15 under the Exchange Act.

(xxvi)No Commissions. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than as contemplated by this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries or any Underwriter for a brokerage commission, finder's fee or like payment in connection with the offering and sale of the Securities by the Underwriters under this Agreement.

(xxvii)Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company's directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxviii)Payment of Taxes. All tax returns of the Company and its Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re‑assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(xxix)Absence of Transfer Taxes. There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the sale by the Company of the Securities under this Agreement.

(xxx)Insurance. The Company and its Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Company has no reason to believe that it or any Subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither the Company nor any Subsidiary has been denied any material insurance coverage which it has sought or for which it has applied.

(xxxi)Statistical and Market-Related Data. The statistical and market-related data included in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate as of the respective dates of such documents, and the Company has obtained the written consent to the use of such data from such sources to the extent required.

(xxxii)Foreign Corrupt Practices Act. None of the Company, any Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company or any of its Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company and the Subsidiaries have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxiii)Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(xxxiv)OFAC. None of the Company, any Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or person acting on behalf of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xxxv)Related Party Transactions. No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries on the one hand, and the directors, officers, trustees, managers, stockholders, partners, customers or suppliers of the Company or any of the Subsidiaries on the other hand, which would be required by the 1933 Act or by the 1933 Regulations to be described in the Registration Statement, the General Disclosure Package and the Prospectus, which is not so described.

(xxxvi)Noncompetition; Nondisclosure. Neither the Company nor any officer of the Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar arrangement that would be violated by the present or proposed business activities of the Company as described in the Registration Statement, the General Disclosure Package and the Prospectus.

(xxxvii)Pending Proceedings and Examinations. The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act, and the Company is not the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.

(xxxviii)REIT Status. Commencing with its initial taxable year ended December 31, 2008, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (collectively, the “Code”), and the Company's current and proposed method of operations as described in the Registration Statement, the General Disclosure Package and the Prospectus will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2012 and thereafter. No transaction or other event has occurred that could cause the Company to not be able to qualify as a REIT for its taxable year ending December 31, 2012 or future taxable years. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Company and each of its Subsidiaries have no intention of changing their operations or engaging in activities that would cause the Company to fail to qualify, or make economically undesirable the Company's continued qualification, as a REIT under the Code.

(xxxix)Tax Opinion. With respect to each legal opinion as to Federal income tax matters provided to the Underwriters pursuant to Section 5(c) hereof, the Company's representatives have discussed with its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, the officer's certificate supporting each such opinion, and where representations in such officer's certificate involve terms defined in the Code, the Treasury regulations thereunder, published rulings of the Internal Revenue Service or other relevant authority, the Company's representatives are satisfied after their discussions with their counsel in their understanding of such terms and are capable of making such representations.

(xl)Description of Organization and Method of Operations. The description of the Company's organization and current and proposed method of operations and its qualification and taxation as a REIT set forth in the Registration Statement, the General Disclosure Package and the Prospectus is accurate in all material respects and presents fairly the matters referred to therein. The Company's conflicts of interest, operating policies, investment guidelines and operating restrictions described or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus accurately reflect in all material respects the guidelines and policies of the Company with respect to the operation of its business, and no material deviation from such guidelines or policies is currently contemplated.

(xli)Director Independence. Each of the independent directors (or independent director nominees, once appointed, if applicable) named in the Registration Statement, the General Disclosure Package and Prospectus satisfies the independence standards established by Nasdaq and, with respect to members of the Company's audit committee, the enhanced independence standards contained in Rule 10A-3(b)(1) promulgated by the Commission under the 1934 Act.

(xlii)Broker/Dealer Status. The Company is not required to register as a “broker” or “dealer” in accordance with the provisions of the rules and the 1934 Act Regulations and does not, directly or indirectly through one or more intermediaries, control or have any other association with (within the meaning of Article I of the By‑laws of the FINRA) any member firm of the FINRA. No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers or stockholders of the Company, on the other hand, which is required by the rules of the FINRA to be described in the Registration Statement, the General Disclosure Package and the Prospectus, which is not so described.

(xliii)Dividends/Distributions. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, no Subsidiary is currently prohibited, directly or indirectly, from paying any dividends or distributions to the Company to the extent permitted by applicable law, from making any other distribution on such Subsidiary's issued and outstanding capital stock or other equity interests, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of the property or assets of such Subsidiary to the Company.

(b)Representations and Warranties by the Manager. The Manager represents and warrants to each Underwriter as of the date hereof, as of the Applicable Time, as of the Closing Time, and, as of each such Date of Delivery (if any) and agrees with each Underwriter, as follows:

(i)Good Standing of the Manager. The Manager has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has power and authority to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Manager is duly qualified as a foreign limited liability company to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(ii)Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Manager and constitutes a valid and binding agreement of the Manager enforceable in accordance with its terms, except in each case as may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors' rights generally and (B) general equitable principles and the discretion of the court before which any proceeding therefor may be brought.

(iii)Absence of Defaults and Conflicts. The Manager is not in violation of its organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Manager is a party or by which it may be bound, or to which any of the property or assets of the Manager is subject (collectively, the “Manager Agreements and Instruments”), or in violation of any law, statute, rule, regulation, judgment, order or decree, except for such violations or except for such defaults that would not result in a material adverse effect on the condition, financial or otherwise, or in the business affairs, business prospects or regulatory status of the Manager, whether or not arising in the ordinary course of business, or that would otherwise prevent the Manager from carrying out its obligations under this Agreement (a “Manager Material Adverse Effect”). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Registration Statement, the

General Disclosure Package and the Prospectus and compliance by the Manager with its obligations under this Agreement do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Manager pursuant to the Manager Agreements and Instruments, nor will such action result in any violation of the provisions of the limited liability company operating agreement or other organizational documents of the Manager or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Manager or any of its assets, properties or operations, except as would not result in a Manager Material Adverse Effect.

(iv)Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Manager, threatened, against or affecting the Manager, except for such matters that could not, individually or in the aggregate, result in a Manager Material Adverse Effect.

(v)Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is required in connection with the offering or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws or the rules of the FINRA.

(vi)Financial Resources. The Manager has the financial and other resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement, the General Disclosure Package and the Prospectus and under this Agreement and the Management Agreement between the Company and American Capital Mortgage Management, LLC (formerly known as American Capital Agency Management, LLC), a Delaware limited liability company (the “Former Manager”), dated May 20, 2008, as such Management Agreement has been modified by the Assignment and Amendment Agreement, dated July 29, 2011, among the Company, the Manager and the Former Manager, and as further amended by the Amendment and Joinder Agreement, dated September 30, 2011, between American Capital Agency TRS, LLC and the Manager, as acknowledged and agreed by the Company (together, the “Management Agreement”).

(vii)Possession of Licenses and Permits. The Manager possesses such Intangibles issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, except where the failure so to possess would not, individually or in the aggregate, result in a Manager Material Adverse Effect; the Manager is in compliance with the terms and conditions of all such Intangibles, except where the failure so to comply would not, individually or in the aggregate, result in a Manager Material Adverse Effect; all of the Intangibles are valid and in full force and effect, except when the invalidity of such Intangibles or the failure of such Intangibles to be in full force and effect would not have a Manager Material Adverse Effect; and the Manager has not received any notice of proceedings relating to the revocation or modification of any such Intangibles which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Manager Material Adverse Effect.

(viii)Employment; Noncompetition; Nondisclosure. Except for any transfer of employees of ACAS to the Manager or as otherwise disclosed in the Registration Statement, the General

Disclosure Package and the Prospectus, the Manager has not been notified that any executive officer of the Company or the Manager plans to terminate his or her employment with the Manager or ACAS, as applicable.

(ix)Investment Advisers Act. The Manager is not prohibited by the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or the rules and regulations thereunder, from performing its obligations under the Management Agreement as described in the Registration Statement, the General Disclosure Package and the Prospectus; and the Manager filed Form ADV (the “Manager Form ADV”) with the Commission on February 23, 2012. As of the date hereof, the Manager Form ADV has not yet been declared effective by the Commission.

Section 2.Sale and Delivery to Underwriters; Closing.

(a)Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at a price of $24.2125 per share of Series A Stock, the number of Initial Securities set forth in Schedule I opposite the name of such Underwriter, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, subject, in each case, to such adjustments among the Underwriters as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional securities.

(b)Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase up to an additional 900,000 shares of Series A Stock, at the price per share set forth in paragraph (a) above; provided that the price per share for any Option Securities shall be reduced by an amount per share equal to any dividends or distributions declared and payable by the Company on the Initial Securities but not payable on such Option Securities. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part at any time on or before the 30th day after the date hereof only for the purpose of covering overallotments, which may be made in connection with the offering and distribution of the Initial Securities upon notice by the Representatives to the Company setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option. If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Schedule I opposite the name of such Underwriter bears to the total number of Initial Securities, subject in each case to such adjustments as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional shares.

(c)Payment. The Securities shall be delivered by the Company to the Representatives, including, at the option of the Representatives, through the facilities of DTC for the account of the Representatives, against payment by the Representatives of the purchase price therefor by wire transfer of immediately available funds to a bank account designated by the Company. The time and date of such delivery and payment shall be 10:00 a.m. (New York City time) on April 5, 2012, or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each Date of Delivery as specified in the notice from the Representatives to the Company.
Section 3.Covenants of the Company and the Manager. The Company and the Manager covenant with each Underwriter as follows:

(a)Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b) hereof, will comply with the requirements of Rule 430B and will notify the Representatives promptly, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall have been declared effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or of any order preventing or suspending the use of any Preliminary Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)). The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b)Filing of Amendments and Exchange Act Documents. The Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement or any amendment, supplement or revision to any Preliminary Prospectus or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, and the Company will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object, except as required by law. The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the execution of this Agreement; the Company will give the Representatives notice of its intention to make any such filing from the execution of this Agreement to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representatives or counsel for the Representatives shall reasonably object, except as required by law.

(c)Delivery of Registration Statements. Upon request, the Company will furnish or will deliver to the Representatives and counsel for the Underwriters, without charge, conformed copies of the Registration Statement and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein or otherwise deemed to be a part thereof) and conformed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), except to the extent permitted by Regulation S‑T.

(d)Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each Preliminary Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S‑T.

(e)Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to comply with such requirements, the Company will use its best efforts to have such amendment declared effective as soon as practicable (if it is not an automatic shelf registration statement with respect to the Securities) and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus, or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f)Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect for a period of not less than one year from the date hereof; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(g)Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h)Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the General Disclosure Package and the Prospectus under “Use of

Proceeds.”

(i)Listing. The Company will use its best efforts to effect the listing of the Securities on Nasdaq within the time period specified in the Prospectus.

(j)Restriction on Sale of Securities. During a period of 30 days from the date of the Prospectus, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Series A Stock or similar securities (for the avoidance of doubt, excluding Common Stock) or any securities convertible into or exercisable or exchangeable for shares of Series A Stock or similar securities (for the avoidance of doubt, excluding Common Stock) or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of Series A Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Series A Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the Securities to be sold hereunder. Notwithstanding the foregoing, if (1) during the last 17 days of the 30-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs or (2) prior to the expiration of the 30-day restricted period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 30-day restricted period, the restrictions imposed in this paragraph (j) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(k)Issuer Free Writing Prospectuses. Each of the Company and the Manager represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company, the Manager and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company, the Manager and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” Each of the Company and the Manager represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

(l)Share Price Manipulation. Each of the Company and the Manager agrees that it will not, and will cause its respective officers and directors (and in the case of the Manager, ACAS) and their respective subsidiaries not to, take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Securities to facilitate the sale or resale of the Securities.

(m)REIT Qualification. The Company will use its best efforts to continue to meet the requirements for qualification and taxation as a REIT under the Code, subject to any future determination by the Company's board of directors that it is no longer in the Company's best interests to qualify as a REIT.

(n)Investment Company Act. The Company will use its best efforts to conduct its affairs and the affairs of its Subsidiaries in such a manner so as to ensure that neither the Company nor any of its Subsidiaries will be an “investment company” (as defined in the Investment Company Act of 1940 (the “1940

Act”)) or an entity “controlled” by an investment company that is required to be registered under the 1940 Act.

(o)Undertakings. The Company will comply with all of the provisions of any undertakings in the Registration Statement.

(p)Transfer Agent. The Company has engaged and will maintain, at its sole expense, a registrar and transfer agent for the Securities.

(q)Liability Insurance. The Company will obtain or maintain, as appropriate, directors and officers liability insurance in an amount deemed advisable by the Company in its reasonable discretion.

(r)Pricing Term Sheet. The Company will prepare a pricing term sheet (the “Pricing Term Sheet”) reflecting the final terms of the Securities, in substantially the form attached hereto as Exhibit D and otherwise in form and substance satisfactory to the Representatives, and shall file such Pricing Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 prior to the close of business on the business day following the date hereof provided that the Company shall furnish the Representatives with copies of any such pricing Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Representatives or counsel to the Underwriters shall reasonably object.

(s)Authorization and Reservation of Common Stock. The Company represents and warrants and agrees that it has (i) submitted a proposal to its stockholders to amend the Company's amended and restated certificate of incorporation to increase the total authorized number of shares of Common Stock from 300,000,000 to 600,000,000 at the Company's 2012 annual meeting of stockholders (the “Charter Amendment”) and (ii) the Company's board of directors has recommended and will recommend that the Company's stockholders vote in favor of the Charter Amendment at its 2012 annual meeting of stockholders. The Company covenants and agrees that (i) if the Charter Amendment is not so approved, it shall submit the Charter Amendment or, in its stead, an amendment to the Company's amended and restated certificate of incorporation providing for the authorization of at least an additional number of shares of Common Stock sufficient to issue shares of Common Stock equal to the Exchange Cap (as such term is defined in the General Disclosure Package), for approval at each of its subsequent annual meetings until so approved and (ii) promptly following the approval of the Charter Amendment (or such other amendment specified in clause (i) of this sentence), the Company shall reserve for future issuance a requisite number of shares of Common Stock so issuable upon conversion of the Series A Stock then outstanding. Upon stockholder approval of the Charter Amendment (or stockholder approval of such other amendment as described in the immediately preceding sentence) and the filing by the Company of an amendment to its amended and restated certificate of incorporation to reflect such amendment, the Common Stock so issuable upon conversion of the Series A Stock then outstanding will be duly authorized and, when issued upon conversion and surrender of the Series A Stock in accordance with the Certificate of Designation, will be validly issued, fully paid and nonassessable.

Section 4.Payment of Expenses.

(a)Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities, if any, to the Underwriters,

including any applicable stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company's counsel and accountants, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of any Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each Preliminary Prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (vii) the fees and expenses of any transfer agent or registrar for the Securities, (viii) the reasonable costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including, expenses associated with the production of road show slides and graphics, but excluding travel and reasonable lodging expenses of the Underwriters and representatives and officers of the Company (which shall be paid by the Underwriters), and (ix) any filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with the review by FINRA of the terms of the sale of the Securities (subject to a maximum of $10,000) and (x) the fees and expenses incurred in connection with the quotation of the Securities on Nasdaq and for clearance, settlement and book-entry transfer through DTC.

(b)Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9 hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, (including the reasonable fees and disbursements of counsel for the Underwriters) actually incurred in connection with the proposed purchase and the public offering and sale of the Securities.

Section 5.Conditions of Underwriters' Obligations. The obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company and the Manager contained in Section 1 hereof or in certificates of any officer of the Company or any subsidiary of the Company or the Manager delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)Effectiveness of Registration Statement; Filing of Prospectus; Payment of Filing Fee. The Registration Statement became effective and at the Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefore initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and have been declared effective in accordance with the requirements of Rule 430B). The Company shall have paid the required Commission filing fees relating to the Securities within the time period required by the 1933 Act Regulations.

(b)[Reserved].

(c)Opinion of Counsel for Company. At Closing Time, the Representatives shall have received the favorable opinions, dated as of Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance satisfactory to counsel for the Underwriters to the effect set forth in Exhibit A and Exhibit B hereto and to such further effect as counsel to the Underwriters may reasonably request. In addition, at Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Company, in form and substance satisfactory to counsel for the Underwriters to the effect set forth in Exhibit C hereto and to such further effect as counsel to the Underwriters may reasonably request.

(d)Opinion of Counsel for Underwriters. At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Hunton & Williams LLP with respect to the matters the Underwriters reasonably request. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company, the Manager and certificates of public officials.

(e)Officers' Certificates. At Closing Time, there shall not have been, since the date hereof, since the Applicable Time or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, any Material Adverse Effect or Manager Material Adverse Effect. The Underwriters shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, contemplated by the Commission. The Representatives shall have also received a certificate of the President of the Manager and of the Treasurer of the Manager, dated as of the Closing Time, to the effect that (i) there has been no Manager Material Adverse Effect, (ii) the representations and warranties in Section 1(b) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time and (iii) the Manager has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

(f)Accountant's Comfort Letter. At the time of the execution of this Agreement, the Underwriter shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letters for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants' “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus. Such letters shall address the audited financial statements, any unaudited interim financial statements (including a statement that such unaudited financial statements have been reviewed in accordance with the standards established under Statement on Auditing Standards No. 100) and any pro forma financial statements and also shall provide customary negative assurances.

(g)Bring-down Comfort Letter. At Closing Time, the Representatives shall have received from Ernst & Young LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (f) of this Section 5, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(h)No Objection. FINRA shall have not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

(i)Conditions to Purchase of Option Securities. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company and the Manager contained herein and the statements in any certificates furnished by the Company and the Manager hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representatives shall have received:

(i)Officers' Certificate. A certificate, dated such Date of Delivery, of the President or a Vice President of the Company and of the Chief Financial Officer or chief accounting officer of the Company confirming that the certificate delivered by the Company at the Closing Time pursuant to Section 5(e) hereof remains true and correct as of such Date of Delivery.

(ii)Officers' Certificate. A certificate, dated such Date of Delivery, of the President of the Manager and of the Treasurer of the Manager confirming that the certificate delivered by the Manager at the Closing Time pursuant to Section 5(e) hereof remains true and correct as of such Date of Delivery.

(iii)Opinion of Counsel for Company. The favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company and the Manager, each in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinions required by Section 5(c) hereof.

(iv)Opinion of Counsel for Underwriters. The favorable opinion of Hunton & Williams LLP, special counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(d) hereof.

(v)Bring-down Comfort Letter. A letter from Ernst & Young LLP, in form and substance satisfactory to the Representatives and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representatives pursuant to Section 5(g) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than three days prior to such Date of Delivery.

(j)Additional Documents. At the Closing Time and at each Date of Delivery, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling it to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters.

(k)Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Option Securities, may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party, except as provided in Section 4(b) and except that this paragraph and Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

Section 6.Indemnification.

(a)Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each

Underwriter, its Affiliates, its selling agents and each person, if any, who controls the Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), and including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in any Preliminary Prospectus and the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Issuer Limited Use Free Writing Prospectus or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iii)against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(e) below) any such settlement is effected with the written consent of the Company;

(iv)against any and all expense (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with the Underwriter Content.
(b)Indemnification of Company, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 6, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement, the General Disclosure Package or the Prospectus in reliance upon and in conformity with the Underwriter Content. The Company hereby acknowledges that the only information that the Underwriters have furnished to the Company expressly for use in the Registration Statement, the General Disclosure Package or the Prospectus are the statements set forth under the caption “Underwriting” in such documents as follows: the third, ninth and tenth paragraphs, each relating to price, stabilization activities (collectively, the “Underwriter Content”).

(c)Actions Against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party's election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party, representing the indemnified parties who are parties to such action), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d)Settlement without Consent if Failure to Reimburse. The indemnifying party under this Section 6 shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 6(d) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent includes (i) an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

Section 7.Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus bear to the aggregate public offering price of the Securities as set forth on the cover of the Prospectus.
The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
Notwithstanding the provisions of this Section 7, (i) no Underwriter shall be required to contribute an amount in excess of the underwriting discounts and commissions applicable to the Securities purchased by such Underwriter and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter's Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

The Underwriters' respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Initial Securities set forth opposite their respective names in Schedule I hereto and not joint.
Section 8.Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or the Manager submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling the Company, the person controlling the Manager and (ii) delivery of and payment for the Securities.

Section 9.Termination of Agreement.

(a)Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus (exclusive of any supplement thereto), any Material Adverse Effect or Manager Material Adverse Effect, the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any material and adverse change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriter, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or Nasdaq, or if trading generally on the New York Stock Exchange or The NASDAQ Stock Market, Inc. has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States such that settlement and clearance of the sale of the Securities is impracticable or impossible, or (v) if a banking moratorium has been declared by either federal or New York State authorities.

(b)Liabilities and Expenses. If this Agreement is terminated pursuant to this Section 9, (i) such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that this paragraph and Sections 1, 6 and 7 shall survive such termination and remain in full force and effect, and (ii) the Underwriters shall only be entitled to receive out-of-pocket expenses actually incurred.

Section 10.Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(i)if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non‑defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii)if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement, or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Underwriters to purchase and of the Company to sell the Option Securities to be purchased and sold on such Date of Delivery, shall terminate without liability on the part of any non‑defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.
In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Company to sell the relevant Option Securities, as the case may be, either (i) the Representatives or (ii) the Company shall have the right to postpone the Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.
Section 11.Tax Disclosure. Notwithstanding any other provision of this Agreement, from the commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the U.S. Code and the Treasury Regulations promulgated thereunder) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure.

Section 12.Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to: Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, attention of Equity Capital Markets, with a copy to UBS Securities LLC, 677 Washington Boulevard, Stamford, Connecticut 06901, attention of Fixed Income Syndicate, with a copy to Wells Fargo Securities, LLC, 301 S. College Street, 6th Floor, Charlotte, North Carolina 28202, attention of Transaction Management, with a copy to (which shall not constitute notice) Hunton & Williams LLP, Bank of America Plaza, 600 Peachtree Street, N.E., Suite 4100, Atlanta, Georgia, 30308, attention of Trevor K. Ross, Esq.; notices to the Company and the Manager shall be directed to each of them at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, attention of Secretary, each with a copy to (which shall not constitute notice) Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, attention of David J. Goldschmidt, Esq. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow  the underwriters to properly identify their respective clients.

Section 13.No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm's-length commercial transaction between the Company and the Manager, on the one hand, and the several

Underwriters, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, the Manager, or their respective stockholders, creditors, employees or any other party, (iii) each Underwriter has not assumed and will not assume an advisory or fiduciary responsibility in favor of the Company or the Manager with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Underwriter has advised or is currently advising the Company or the Manager on other matters) and each Underwriter has no obligation to the Company or the Manager with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the Underwriters and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each of the Company and the Manager, and (v) the Underwriters and their respective agents have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company and the Manager have consulted their own respective legal, accounting, regulatory and tax advisors to the extent each deemed appropriate.

Section 14.Research Analyst Independence. The Company acknowledges that the Underwriters' research analysts and research departments are required to be independent from its investment banking division and is subject to certain regulations and internal policies, and that Underwriter's research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by its research analysts and research department may be different from or inconsistent with the views or advice communicated to the Company by Underwriters' investment banking division. The Company acknowledges that each Underwriter is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the Company and any other companies that may be the subject of the transactions contemplated by this Agreement.

Section 15.Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Manager and the Underwriters, or any of them, with respect to the subject matter hereof.

Section 16.Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company, the Manager and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company, the Manager and their respective successors, Affiliates, selling agents and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company, the Manager and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

Section 17.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 18.TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY

TIME.

Section 19.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

Section 20.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Page Follows.]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company and the Manager a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Manager in accordance with its terms.

Very truly yours,

AMERICAN CAPITAL AGENCY CORP.

By:     /s/ Samuel A. Flax
Name:    Samuel A. Flax

Title:	Executive Vice President and Secretary

AMERICAN CAPITAL AGNC
MANAGEMENT, LLC

By:     /s/ Samuel A. Flax
Name:    Samuel A. Flax

Title:	Executive Vice President and Secretary

CONFIRMED AND ACCEPTED,
as of the date first above written:

For themselves and as Representatives of the several Underwriters named in Schedule I hereto.

Citigroup Global Markets Inc.

By:    /s/ Chandru M. Harjani
Name: Chandru M. Harjani
Title: Director

UBS SECURITIES LLC

By:    /s/ Scott Yaeger
Name: Scott Yaeger
Title: Managing Director

By:    /s/ Ilya Regelman
Name: Ilya Regelman
Title: Associate Director

WELLS FARGO SECURITIES, LLC

By:    /s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Director

SCHEDULE I

Name of Underwriter	Number of Initial Securities
Citigroup Global Markets Inc.	1,400,000
UBS Securities LLC	1,400,000
Wells Fargo Securities, LLC	1,400,000
RBC Capital Markets, LLC	480,000
Stifel, Nicolaus & Company, Incorporated	480,000
Barclays Capital Inc.	165,000
Credit Suisse Securities (USA) LLC	165,000
Deutsche Bank Securities Inc.	165,000
J.P. Morgan Securities LLC	165,000
Sterne, Agee & Leach, Inc.	90,000
Wunderlich Securities, Inc.	90,000
Total	6,000,000

SCHEDULE II

Issuer General Use Free Writing Prospectus

Issuer Free Writing Prospectus, dated March 29, 2012, filed with the Commission on March 30, 2012

SCHEDULE III

List of Subsidiaries

American Capital Agency TRS, LLC, a Delaware limited liability company

Exhibit D
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-170374
Relating to the Preliminary Prospectus
Supplement, filed on March 29, 2012

AMERICAN CAPITAL AGENCY CORP.
8.000% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
($25.00 LIQUIDATION PREFERENCE PER SHARE)

Final Term Sheet
March 29, 2012

Issuer: American Capital Agency Corp.
Security: 8.000% Series A Cumulative Redeemable Preferred Stock
Shares offered: 6,000,000 shares
Over-allotment option: 900,000 shares
Type of security: SEC Registered-Registration Statement No. 333-170374; preliminary prospectus supplement, subject to completion, dated March 29, 2012
Trade date: March 29, 2012
Settlement and delivery date: April 5, 2012 (T + 5)
Public offering price: $25.00 liquidation preference per share; $150,000,000 in aggregate liquidation preference (assuming the over-allotment option is not exercised)
Underwriting discount: $0.7875 per share; $4,725,000 total (assuming the over-allotment option is not exercised)
Net proceeds to the Issuer, before expenses: $24.2125 per share; $145,275,000 total (assuming the over-allotment option is not exercised)
Maturity: Perpetual (unless redeemed by the Issuer on or after April 5, 2017, pursuant to the optional redemption right described below, or redeemed by the Issuer at any time pursuant to the special optional redemption right described below, or converted by an investor in connection with a Change of Control as described below or redeemed by the Issuer pursuant to its amended and restated certificate of incorporation to preserve its qualification as a real estate investment trust, or REIT.

Dividend rate: Quarterly cumulative dividends, in arrears, on the 15th day of each January, April, July and October (provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day) from the date of original issuance at 8.000% of the $25.00 per share liquidation preference per annum (equivalent to $2.000 per annum per share), commencing on April 5, 2012.

Special dividend rate: If, following a Change of Control (as defined below), the Common Stock Authorization (as defined below) has not occurred at or prior to the Change of Control and the Issuer has not exercised its option to redeem the Series A Preferred Stock as described below, the Issuer will increase the cumulative dividend rate by 300 basis points per annum. Holders of shares of the Series A Preferred Stock will be entitled to receive cumulative cash dividends from, and including, the first date on which the Change of Control has occurred at the increased rate for so long as the Issuer has not exercised its option to redeem the Series A Preferred Stock.

Liquidation preference: $25.00 per share

Optional redemption: Not redeemable before April 5, 2017, except under circumstances intended to preserve the Issuer's qualification as a REIT, for federal income tax purposes and except as described below under “Special optional redemption.” On or after April 5, 2017, the Issuer may, at its option, redeem any or all of the shares of the Series A Preferred Stock at $25.00 per share plus any accumulated and unpaid dividends to, but not including, the redemption date.

Special optional redemption: Upon the occurrence of a Change of Control, the Issuer may, at its option, redeem any or all of the shares of Series A Preferred Stock within 120 days after the first date on which such Change of Control occurred at a cash redemption price of $25.00 per share plus any accumulated and unpaid dividends to, but not including, the redemption date. If, prior to the Change of Control Conversion Date (as defined below), the Issuer has provided notice of its election to redeem some or all of the Series A Preferred Stock (whether pursuant to its optional redemption right or this special optional redemption right), the holders of Series A Preferred Stock will not have the conversion right described below under “Conversion rights” with respect to the shares of Series A Preferred Stock called for redemption.

Change of Control: Deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Issuer's stock entitling that person to exercise more than 50% of the total voting power of all the Issuer's stock entitled to vote generally in the election of the Issuer's directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i) above, neither the Issuer nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”) or The NASDAQ Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or Nasdaq.

Conversion rights: Upon the occurrence of a Change of Control, provided that the Common Stock Authorization has occurred at or prior to such Change of Control, each holder of Series A Preferred Stock will have the right (subject to the special optional redemption described above) to convert some or all of the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of the Issuer's common stock per share of Series A Preferred Stock to be converted equal to the lesser of:
●      the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of the Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and
●      1.7100 (the “Share Cap”), subject to adjustments to the Share Cap for any splits, subdivisions or combinations of our common stock.
The “Common Stock Authorization” consists of (1) the approval of an amendment by the Issuer's stockholders at the 2012 Annual Meeting, or any other amendment to the Issuer's amended and restated certificate of incorporation to increase the number of the Issuer's authorized shares of common stock by an amount in excess of the Exchange Cap (as defined below), whether at the Issuer's 2012 Annual Meeting or otherwise, and (2) the subsequent filing of such amendment to effect the increased number of authorized common shares provided for in such amendment.
The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of the Issuer's common stock is solely cash, the amount of cash consideration per share of the Issuer's common stock or (ii) if the consideration to be received in the Change of Control by holders of the Issuer's common stock is other than solely cash (x) the average of the closing sale prices per share of the Issuer's common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which the Issuer's common stock is then traded, or (y) the average of the last quoted bid prices for the Issuer's common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if the Issuer's common stock is not then listed for trading on a U.S. securities exchange.
The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day selected by the Issuer that is no fewer than 20 days nor more than 35 days after the date on which the Issuer provides the required notice of the occurrence of a Change of Control to the holders of Series A Preferred Stock.
The “Exchange Cap” is the aggregate number of shares of the Issuer's common stock (or equivalent alternative conversion consideration, as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right. For the avoidance of doubt, subject to certain adjustments, the Exchange Cap will not exceed 10,260,000 shares of the Issuer's common stock (or equivalent alternative conversion consideration, as applicable), subject to proportionate increase to the extent the underwriters' over-allotment option to purchase additional shares of Series A Preferred Stock is exercised, not to exceed 11,799,000 shares of the Issuer's common stock in total (or equivalent cash, securities or other property or assets (including any combination thereof), as applicable).

Nasdaq Global Select Market listing symbol: AGNCP
CUSIP: 02503X204
ISIN: US02503X2045

Joint book-running managers:	Citigroup Global Markets Inc. UBS Securities LLC Wells Fargo Securities, LLC
Joint lead managers:	RBC Capital Markets, LLC Stifel, Nicolaus & Company, Incorporated
Co-managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Sterne, Agee & Leach, Inc. Wunderlich Securities, Inc.
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends: The following table sets forth the Issuer's ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods presented on a pro forma or actual basis, as indicated. The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing earnings by the Issuer's combined fixed charges and preferred dividends. For purposes of calculating this ratio, “earnings” include pre-tax income from continuing operations before extraordinary items plus fixed charges. “Fixed charges” consist of interest on all indebtedness determined in accordance with accounting principles generally accepted in the United States (“GAAP”). “Preferred stock dividends” consist of dividends paid on the Issuer's issued and outstanding preferred stock.

	Pro Forma(1)	Actual(2)
	Year Ended December 31, 2011	Year Ended December 31,			Period From January 7, 2008 (Date of Inception) to December 31, 2008(3)
		2011	2010	2009
Ratio of earnings to combined fixed charges and preferred stock dividends	3.58x	3.73x	4.80x	3.73x	2.42x
________________

(1)
In calculating the pro forma ratio of earnings to combined fixed charges and preferred stock dividends, we have assumed that the shares of Series A Preferred Stock offered pursuant to this prospectus supplement were issued on January 1, 2011.

(2)	We did not have any shares of preferred stock issued and outstanding for the periods presented.

(3)	We were formed on January 7, 2008 and completed our initial public offering of our common stock on May 20, 2008.

The issuer has filed a registration statement (including a base prospectus dated November 4, 2010) and a preliminary prospectus supplement, dated March 29, 2012 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC's Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them from Citigroup Global Markets Inc. by calling toll-free 1-877-858-5407, UBS Securities LLC by calling toll-free 1-877-827-6444, ext. 561 3884, or Wells Fargo Securities, LLC, by calling toll-free 1-800-326-5897.